Exhibit 2

3 November 2003

Dear Shareholder,

ANNUAL GENERAL MEETING

You are cordially invited to attend the Annual General Meeting (“AGM”) of Creative Technology Ltd (“Creative” or the “Company”) to be held in Singapore on Wednesday, 26 November 2003 at 31 International Business Park, Creative Resource, Singapore 609921. The AGM is to be held at 10.30 a.m. (Singapore time).

We enclose the following documents for your careful review:

(1)	Notice of AGM to be held in Singapore, together with a Proxy Statement, Proxy Form for use at the AGM and Appendix to the Notice of AGM on matters relating to the buy back of the Company’s Ordinary Shares proposed as Resolution 9 in the Notice of AGM;

(2)	Annual Report of Creative with Creative’s audited Balance Sheet and Profit & Loss Account for the year ended 30 June 2003, prepared in compliance with Singapore statutory requirements; and

(3)	Annual Report of Creative with Creative’s audited Consolidated Balance Sheet and Consolidated Profit & Loss Account for the year ended 30 June 2003, prepared in compliance with United States Generally Accepted Accounting Principles.

If you are unable to attend the AGM but wish to vote in respect of the resolutions set out in the Notice of AGM, you may do so by completing and submitting the Proxy Form by post or electronic transmission to arrive at the registered office of Creative in Singapore no later than 10.30 am (Singapore time) on 24 November 2003. Proxy forms sent to Creative’s transfer agent must arrive at the transfer agent no later than 19 November 2003 for forwarding to Creative’s registered office in Singapore.

For the benefit of the Shareholders who are unable to attend the AGM, an Information Meeting will be held at the office of Creative’s US subsidiary, Creative Labs, Inc., located at 1901 McCarthy Boulevard, Milpitas, California 95035, USA on Wednesday, 26 November 2003 at 10.30 am (California time) for the purpose of discussing any matters relating to the financial condition and results of the operations of Creative and any other matters of interest to those present at that meeting. You are also cordially invited to be present at that meeting.

Yours sincerely,

/s/ SIM WONG HOO

SIM WONG HOO Chairman and Chief Executive Officer Creative Technology Ltd

NOTICE OF ANNUAL GENERAL MEETING

NOTICE IS HEREBY GIVEN that the 21st Annual General Meeting of Creative Technology Ltd (the “Company”) will be held at 31 International Business Park, Creative Resource, Singapore 609921 on Wednesday, 26 November 2003 at 10.30 a.m. to transact the following business:-

AS ORDINARY BUSINESS

1.	To receive and adopt the Directors’ Report and the Audited Accounts of the Company for the fiscal year ended 30 June 2003 and the Auditors’ Report thereon.

2.	To re-elect Mr. Lee Kheng Nam, who will retire from the Board at the Annual General Meeting and, being eligible, offers himself for re-election.

3.	To approve Directors’ fees of S$120,000 for the year ended 30 June 2003.

4.	To re-appoint Messrs PricewaterhouseCoopers as Auditors and to authorise the Directors to fix their remuneration.

5.	To approve an Ordinary Dividend (tax exempt in Singapore) of US$0.25 per Ordinary Share for the year ending 30 June 2004.

AS SPECIAL BUSINESS

6.	General authority to issue Shares

Pursuant to Section 161 of the Companies Act (Cap. 50) (the “Companies Act”), authority be and is hereby given to the Directors to issue such number of Shares in the Company at any time to such persons and upon such terms and conditions and for such purposes as the Directors may in their absolute discretion deem fit without having to first offer them to the Shareholders provided that the aggregate number of Shares to be issued pursuant to this Resolution does not exceed 25 per cent of the issued share capital of the Company at the relevant time.

7.	Authority to issue Shares pursuant to the exercise of options granted or to be granted under the Creative Technology (1999) Share Option Scheme

Pursuant to Section 161 of the Companies Act, authority be and is hereby given to the Directors of the Company to allot and issue from time to time such number of Shares as may be required to be issued pursuant to the exercise of options granted or to be granted under the Creative Technology (1999) Share Option Scheme pursuant to and in accordance with the terms thereof.

8.	Authority to issue Shares pursuant to the 1999 Employee Share Purchase Plan

Pursuant to Section 161 of the Companies Act, authority be and is hereby given to the Directors of the Company to allot and issue from time to time such number of Shares as may be required to be issued pursuant to the 1999 Employee Share Purchase Plan.

9.	Authority to buy back Ordinary Shares of the Company

Pursuant to Section 76C and 76E respectively of the Companies Act, the Directors of the Company be and are hereby authorised to make market purchases and off-market purchases from time to time of up to 10% of the issued Ordinary Share capital of the Company as at the date of this resolution at the price of up to, but not exceeding the Maximum Price (as defined in the Appendix to this Notice of Annual General Meeting (“Appendix”)), in accordance with the “Guidelines on Share Buy Backs” set out in the Appendix

and in the case of off-market purchases only, in accordance with the “Equal Access Scheme” set out in the Appendix, and this mandate shall, unless revoked or varied by the Company in general meeting, continue to be in force until the date that the next Annual General Meeting of the Company is held or is required to be held, whichever is the earlier.

10.	To transact any other business which may be properly transacted at an Annual General Meeting.

BY ORDER OF THE BOARD

NG KEH LONG Company Secretary Singapore 3 November 2003

NOTES:-

a.	A member entitled to attend and vote at the Annual General Meeting is entitled to appoint not more than two proxies to attend and vote instead of him. A proxy need not be a member of the Company.

b.	All proxies should be lodged with the Company Secretary at the Company’s registered office at 31 International Business Park, Creative Resource, Singapore 609921, not less than 48 hours before the time appointed for the Annual General Meeting or any adjournment thereof.

c.	Any proxy given pursuant to the solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention: Mr. Ng Keh Long, Company Secretary) a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

PROXY STATEMENT

3 November 2003

The accompanying proxies are solicited on behalf of the Board of Directors (the “Board”) of Creative Technology Ltd (“Creative” or the “Company”), a company incorporated in Singapore under the Companies Act (Cap. 50) of Singapore, for use at Creative’s 2003 Annual General Meeting of Shareholders (the “Annual General Meeting”). The Annual General Meeting is to be held on 26 November 2003 (the “Annual Meeting Date”), at 10.30 a.m. (Singapore time), at 31 International Business Park, Creative Resource, Singapore 609921. Persons whose names appear on the Depository Register in Singapore and Registered Shareholders of Creative’s Ordinary Shares, S$0.25 par value per share (the “Ordinary Shares” or “Shares”), who are registered forty-eight (48) hours before the time set for the Annual General Meeting shall be entitled to vote at the Annual General Meeting. At the close of business on 19 September 2003, the number of issued Ordinary Shares of Creative was 80,259,195. One-third of the outstanding Ordinary Shares of Creative as at forty-eight (48) hours before the time set for the Annual General Meeting will constitute a quorum for the transaction of business at the Annual General Meeting. This Proxy Statement, the accompanying proxies, the related notice of the Annual General Meeting, Creative’s US and Singapore Annual Reports were mailed to shareholders on or about 3 November 2003.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Shareholders are entitled to one vote for each Ordinary Share held on the Annual Meeting Date.

Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it either prior to the Annual General Meeting at which the matter to be voted by proxy will be acted upon or at the Annual General Meeting prior to the vote on the matter. A proxy may be revoked by a subsequent proxy that is signed by the person who signed the earlier proxy or by attendance at the Annual General Meeting and voting in person. To be effective, a proxy must be deposited at Creative’s registered office located at 31 International Business Park, Creative Resource, Singapore 609921, at least forty-eight (48) hours before the time set for the Annual General Meeting or any adjournment thereof.

Shareholders may appoint any member of the Board or any other person as their proxy.

The expense of printing and mailing proxy materials will be borne by Creative. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers and other employees of Creative by personal interview, telephone or facsimile. No additional compensation will be paid for such solicitation. Creative will request brokers and nominees who hold Ordinary Shares in their names to furnish proxy materials to beneficial owners of the Ordinary Shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

PROXY STATEMENT

3 November 2003

BACKGROUND

Executive Officers and Directors

Creative’s directors and executive officers are as follows:-

Name	Age	Position
Sim Wong Hoo (1)(2)(3)	48	Chairman of the Board and Chief Executive Officer
Tan Lip-Bu (1)(2)	43	Director
Tang Chun Choy (3)	55	Director
Lee Kheng Nam (1)(2)(3)	55	Director
Ng Keh Long	44	Chief Financial Officer

(1)	Member of Compensation Committee

(2)	Member of Option Committee for each of Creative Technology (1999) Share Option Scheme and 1999 Employee Share Purchase Plan

(3)	Member of Audit Committee

SIM WONG HOO founded Creative in Singapore in 1981 and has been its Chairman of the Board and Chief Executive Officer since its inception.

TAN LIP-BU became a Director of Creative in 1990. He is the Founder and Chairman of Walden International, a leading international venture capital firm that manages over US$1.7 billion in committed capital. Mr. Tan has been active in the venture capital business in the United States since the 1980’s and has been a lead investor and/or a board member in more than 50 companies, mostly in telecommunications, semiconductor/components and enterprise software related industries. Listed companies of which he is a director include Creative Technology, Centillium Communications, Flextronics, Integrated Silicon Solutions, and SINA. Mr. Tan is also a board member of the National Venture Captial Association (NVCA), a member of the Committee of 100 in the United States, and a member of the Visiting Committee for the Department of Electrical Engineering and Computer Science at the Massachusetts Institute of Technology.

TANG CHUN CHOY became a Director of Creative in 1990. He is the Vice Chairman of Walden International, an international venture capital fund management group. Prior to joining the Walden Group in 1989, Mr. Tang was with the then Chemical Bank for 10 years and his last position, from 1985 to 1988 was its General Manager, based in Singapore. He has also held various management and executive positions at Chemical Bank’s offices in New York and Jakarta from 1981 to 1985. Earlier in his career, from 1971 to 1976, Mr. Tang was a Senior Engineer and Project Coordinator at Esso Singapore Pte Ltd. Mr. Tang holds directorships in several public and private companies, including Creative Technology Ltd, Informatics Holdings Ltd and Lindeteves-Jacoberg Limited in Singapore. Mr. Tang holds a Bachelor of Engineering Degree (Hons) from the then University of Singapore and a Master of Business Administration Degree from the University of British Columbia.

LEE KHENG NAM became a Director of Creative in 1991. Mr. Lee is President and Executive Director of Vertex Venture Holdings Ltd, a venture capital investment and fund management group with head office in Singapore. In 1983, Mr. Lee joined Singapore Technologies (“ST”), a conglomerate with business interests in engineering, technology, infrastructure and logistics, property and financial services. He was responsible for venture capital investments for ST group. Mr. Lee serves as a director of several companies within the ST group and portfolio companies including InnoMedia Pte. Ltd. and United Test and Assembly Center Ltd. Mr. Lee formerly served as a Director on the board of Centillium Communications, Inc., Chartered Semiconductor

Manufacturing Ltd, GRIC Communications Inc., ActivCard Corp. and Gemplus International S.A.. Prior to joining ST group, Mr. Lee was with NatSteel group as Manager of Project Development Department and Ministry of National Development as Deputy Director of Planning. Mr. Lee holds a Bachelor of Science degree in Mechanical Engineering (First Class Honours) from Queen’s University, Canada and a Master of Science degree in Operations Research & Systems Analysis from the U.S. Naval Postgraduate School.

NG KEH LONG joined the Company in April 1993 as Financial Controller and held various financial positions until May 1996, when he was appointed as Vice President, Corporate Treasurer and Acting Chief Financial Officer. In 1998 he was appointed as Chief Financial Officer. Prior to joining Creative, he was a Senior Manager with Price Waterhouse (now PricewaterhouseCoopers), where he gained more than ten years’ experience in finance, accounting and auditing. Mr. Ng is a member of the Institute of Certified Public Accountants in Singapore.

Creative has proposed to pay each of its three non-executive Directors S$40,000 (US$23,000) for fees and reimbursement of any expenses incurred in connection with attendance at Board, Board committee or general meetings of the Company.

It is the practice of listed companies in Singapore for all Directors except Managing and Executive Directors to retire at least once every three years by rotation. Nonetheless, these retired Directors shall be eligible for re-election. Accordingly, Mr. Lee Kheng Nam will, on the date of the Annual General Meeting, retire as Director by rotation. In line with this practice, the Board is recommending his re-election at this Annual General Meeting as a Director.

PROXY STATEMENT

3 November 2003

SHAREHOLDINGS AND SHARE TRADING

The following table sets forth certain information regarding the ownership of Creative’s Ordinary Shares as of 19 September 2003 (i) by each person who is known by Creative to own beneficially more than 5% of its outstanding Ordinary Shares, (ii) by each director, and (iii) by all directors and officers as a group, except as otherwise set forth in the footnotes to the table below.

Name	Number of Shares Beneficially Owned(1)	Percentage of Total Outstanding Shares (%)(2)
Sim Wong Hoo	25,984,602	32.4
Tan Lip-Bu	85,000	*
Tang Chun Choy	100,000	*
Lee Kheng Nam	111,050	*
Causeway Capital Management LLC	4,772,274	5.9
All Officers and directors as a group	27,144,152	33.8

NOTES: * Less than 1%

(1)	Except as otherwise noted, each person or entity named in the table has sole voting and investment power with respect to all Ordinary Shares listed as owned by such person or entity. Shares beneficially owned include Shares that may be acquired pursuant to the exercise of fully vested options or warrants issued by Creative that are exercisable within 60 days of 19 September 2003.

(2)	Percentage of Total Outstanding Shares is calculated separately for each person and assumes, for the purpose of the calculation, that Shares issuable upon exercise of options or warrants exercisable within 60 days of 19 September 2003 held by such person (but no other shareholders) have been issued as of such date.

Creative’s Ordinary Shares have been traded in the over-the-counter market and quoted on the NASDAQ National Market System since its initial public offering in August 1992. Creative’s Ordinary Shares have been traded on the Singapore Exchange Securities Trading Limited (“SGX-ST”, formerly known as Stock Exchange of Singapore Limited) since 15 June 1994. As of 19 September 2003, there were approximately 14,735 share holders of record of the Ordinary Shares, of which approximately 282 were registered in the US and approximately 14,453 registered in Singapore. Because many of the US shares are held by brokers and other institutions on behalf of shareholders, Creative is unable to estimate the total number of shareholders represented by these US record holders.

On 19 September 2003, the closing price of Creative’s Ordinary Shares on the NASDAQ National Market System was US$10.85 and on the SGX-ST was S$18.80. On 19 September 2003, each Singapore dollar equalled 0.5731 US dollars, as certified for customs purposes by the Federal Reserve Bank of New York.

PROXY STATEMENT

3 November 2003

PROPOSAL NO. 1 - To receive and adopt Creative’s Directors’ Report, Audited Accounts and Auditors’ Report for the fiscal year ended 30 June 2003.

Creative’s Annual Report for its fiscal year ended 30 June 2003 (the “Annual Report”) accompanies this Proxy Statement. Creative’s United States financial statements have been prepared in conformity with United States generally accepted accounting principles. Creative’s Singapore financial statements have been prepared in conformity with Singapore generally accepted accounting principles. Both financial statements together with their respective Auditors’ Reports prepared by PricewaterhouseCoopers accompany this Proxy Statement. Creative’s Singapore financial statements contain certain additional information required by Singapore law.

THE BOARD RECOMMENDS A VOTE FOR THE RECEIPT AND ADOPTION OF THE DIRECTORS’ REPORT, AUDITED ACCOUNTS AND AUDITORS’ REPORT.

PROPOSAL NO. 2 - Re-election of Director

The practice of listed companies in Singapore is for all Directors except Managing and Executive Directors to retire from office at least once every three years by rotation. The retiring Director is nonetheless eligible for re-election.

Accordingly, in line with this practice, on the date of the Annual General Meeting, Mr. Lee Kheng Nam shall retire as a Director by rotation. He has offered himself for re-election. The Board believes that it is in the best interest of Creative to re-elect Mr. Lee Kheng Nam as a Director.

THE BOARD RECOMMENDS A VOTE FOR THE RE-ELECTION OF MR. LEE KHENG NAM AS A DIRECTOR OF CREATIVE.

PROPOSAL NO. 3 - Approval of Directors’ Fees

As at the end of Creative’s fiscal year 2003, Creative had four Directors on its Board of Directors. In Singapore, it is customary that Directors are paid a fee for their contributions to the Company. As such, Creative seeks the approval of its Shareholders for the payment of Directors’ Fees of S$40,000 to each of its three non-Executive Directors namely, Messrs Tan Lip-Bu, Tang Chun Choy and Lee Kheng Nam for the fiscal year ended 30 June 2003 for their contributions to the Company (aggregate of S$120,000).

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF DIRECTORS’ FEES OF S$120,000 FOR THE YEAR ENDED 30 JUNE 2003.

PROPOSAL NO. 4 - Reappointment of independent public accountants and fixing their remuneration

The Board intends to engage PricewaterhouseCoopers as Creative’s independent public accountants to perform the audit of its financial statements for the fiscal year ending 30 June 2004. PricewaterhouseCoopers has audited Creative’s financial statements for the last thirteen fiscal years. The Board expects that representatives of PricewaterhouseCoopers will be present at the Annual General Meeting who will be given an opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions. PricewaterhouseCoopers has consented to act as auditors of the Company for the fiscal year ending 30 June 2004.

THE BOARD RECOMMENDS A VOTE FOR THE REAPPOINTMENT OF PRICEWATERHOUSECOOPERS FOR FISCAL YEAR ENDING 2004 AND TO AUTHORISE THE DIRECTORS TO FIX THEIR REMUNERATION.

PROXY STATEMENT

3 November 2003

PROPOSAL NO. 5 - Approval of Ordinary Dividends

An Ordinary Dividend (tax exempt in Singapore) of US$0.25 for each Ordinary Share of par value S$0.25 of the Company has been recommended for the current financial year ending 30 June 2004. Shareholders subject to tax in other jurisdictions should consult their respective tax advisers. In the previous financial year, an Ordinary Dividend of US$0.25 for each Ordinary Share was paid to Shareholders.

The recommended dividends take into consideration the Company’s present cash position, projected cash flow generated from operations and projected capital requirements for the current financial year, including the amounts expected to be utilized for its share repurchase plan. The Ordinary Dividend is intended to be ongoing and the Company intends to continue to pay ordinary dividends in future periods subject to the review of its cash position, cash flow, capital requirements and market conditions.

Payment of the Ordinary Dividend is subject to the approval of Shareholders at the Annual General Meeting. If approved by Shareholders at the Annual General Meeting, the dividends will be paid on 23 December 2003. Details of the payment of dividends and the related record date/book closure date will be announced after the Annual General Meeting.

THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL NO. 5 DESCRIBED ABOVE AND IN THE NOTICE OF ANNUAL GENERAL MEETING.

PROPOSAL NO. 6 - General authority to issue Shares

Creative is a company incorporated in the Republic of Singapore under the Companies Act and is required to obtain the approval of its Shareholders at a meeting thereof prior to any issuance of new Ordinary Shares. If obtained, such approval, unless revoked earlier by the Shareholders in general meeting, will be effective from the date of the meeting at which it was given (the “2003 AGM Date”) to the date of Creative’s next Annual General Meeting of Shareholders or the date by which such meeting should have been held (the “2004 AGM Date”). The Board would like to seek Shareholders’ approval to authorise the Company to issue new Shares of up to 25% of the total number of its outstanding Shares on the date the approval is given. The Board believes that it is advisable and in the best interest of Creative and its Shareholders to have a sufficient number of new Ordinary Shares available for issuance in future financing transactions, acquisitions and other proper corporate opportunities and purposes. Having additional Ordinary Shares available for issuance in the future would give Creative greater flexibility to pursue corporate opportunities and enable it to issue new Ordinary Shares without the expense and delay of convening an extraordinary meeting of Shareholders.

Creative is seeking Shareholders’ approval to issue new Ordinary Shares of up to 25% of the issued share capital of the Company for the time being during the period from the 2003 AGM Date to the 2004 AGM Date. Approval of this proposal requires the affirmative vote of the majority of Creative’s Shareholders who are voting at the Annual General Meeting in person or by proxy. If obtained, Shareholders’ approval of this proposal will lapse on the 2004 AGM Date with respect to Ordinary Shares that have not been issued.

THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL NO. 6 DESCRIBED ABOVE AND IN THE NOTICE OF ANNUAL GENERAL MEETING.

PROXY STATEMENT

3 November 2003

PROPOSAL NO. 7 - Authority to issue Shares pursuant to the exercise of options granted or to be granted under the Creative Technology (1999) Share Option Scheme.

The Creative Technology Employees’ Share Option Scheme (the “Scheme”) was established on 15 June 1994. As of 19 September 2003, there were no options outstanding under the Scheme.

Creative obtained Shareholders’ approval on 30 December 1998 to replace the Scheme with the Creative Technology (1999) Share Option Scheme (the “1999 Scheme”). As of 19 September 2003, there were a total of 9,921,004 options outstanding under the 1999 Scheme exercisable into an aggregate of 9,921,004 new Ordinary Shares.

The Companies Act requires Creative to obtain the approval of its Shareholders at a meeting thereof prior to any issue of new Ordinary Shares. If obtained, such approval is effective from the 2003 AGM Date to the 2004 AGM Date. The Board believes that it is advisable and in the best interest of Creative and its Shareholders to have the flexibility to issue new Ordinary Shares covered by the options granted or to be granted under the 1999 Scheme upon exercise thereof. This will dispense with the need and expense of convening extraordinary meetings of Shareholders to approve every issue of new Ordinary Shares covered by such options upon exercise thereof. The Board is seeking the approval of its Shareholders to issue new Ordinary Shares pursuant to the exercise of these options.

Approval of this proposal requires the affirmative vote of a majority of Creative’s Shareholders who are voting at the Annual General Meeting in person or by proxy. If obtained, Shareholders’ approval of this proposal will lapse on the 2004 AGM Date.

THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL NO. 7 DESCRIBED ABOVE AND IN THE NOTICE OF ANNUAL GENERAL MEETING.

PROPOSAL NO. 8 - Authority to issue Shares pursuant to the 1999 Employee Share Purchase Plan.

The 1999 Employee Share Purchase Plan (the “Plan”) was established at the Annual General Meeting of the Company held on 9 November 1999.

The Companies Act requires Creative to obtain the approval of its Shareholders at a meeting thereof prior to any issue of new Ordinary Shares. If obtained, such approval is effective from the 2003 AGM Date to the 2004 AGM Date. The Board believes that it is advisable and in the best interest of Creative and its Shareholders to have the flexibility to issue new Ordinary Shares in accordance with the Plan. The Board is seeking the approval of its Shareholders to issue new Ordinary Shares pursuant to the Plan.

Approval of this proposal requires the affirmative vote of a majority of Creative’s Shareholders who are voting at the Annual General Meeting in person or by proxy. If obtained, Shareholders’ approval of this proposal will lapse on the 2004 AGM Date.

THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL NO. 8 DESCRIBED ABOVE AND IN THE NOTICE OF ANNUAL GENERAL MEETING.

PROXY STATEMENT

3 November 2003

PROPOSAL NO. 9 - Approval to buy back Ordinary Shares of the Company

At the Annual General Meeting of the Company held on 20 November 2002, Shareholders approved a general mandate to the Directors to exercise the powers of the Company to repurchase Shares of the Company. This general mandate will lapse at the forthcoming Annual General Meeting of the Company unless renewed at that meeting.

The Board is seeking a renewal of the mandate to authorise the Directors to buy back Ordinary Shares (“2003 Mandate”), by way of market purchases and off-market purchases of up to 10% of the issued share capital of the Company as at the date of this resolution at a maximum price which will be fixed in accordance with a certain formula, details of which are set out in the Appendix. Further information on the proposed 2003 Mandate is also set out in the Appendix.

Approval of this proposal requires the affirmative vote of a majority of Creative’s Shareholders who are present and voting at the Annual General Meeting in person or by proxy on a poll who would not become obliged to make an offer under the Singapore Code on Take-overs and Mergers as a result of a buy back of Shares under the proposed 2003 Mandate. If obtained, Shareholders’ approval of this proposal will, unless revoked or varied by the Company in general meeting, continue in force until the date that the next Annual General Meeting of the Company is held or is required by law to be held, whichever is the earlier.

THE BOARD, SAVE FOR MR SIM WONG HOO, WHO HAS ABSTAINED FROM MAKING A RECOMMENDATION, RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL NO. 9 DESCRIBED ABOVE AND IN THE NOTICE OF ANNUAL GENERAL MEETING.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the Annual General Meeting, and so far as is known to the Board, no matters are to be brought before the Annual General Meeting, except as specified in the Notice of Annual General Meeting. As to any business that may properly come before the Annual General Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

By Order of the Board of Directors

NG KEH LONG

Company Secretary

3 November 2003

APPENDIX TO NOTICE OF ANNUAL GENERAL MEETING

SHARE BUY BACK MANDATE

Introduction

The Company has on 20 November 2002 obtained Shareholders’ approval of a mandate (“Existing Mandate”) for the Directors to exercise the power of the Company to make share repurchases of up to 7,918,552 ordinary shares of S$0.25 each (“Shares”) at the price of up to but not exceeding the Maximum Price (as defined below). This authority conferred on the Directors will, unless renewed, expire at the forthcoming annual general meeting (“AGM”) of the Company.

The Company proposes to seek a new mandate (“2003 Mandate”) to make market and off-market purchases from time to time of up to 10% of the issued share capital of the Company as at the date of the AGM at the price of up to, but not exceeding the Maximum Price in accordance with the “Guidelines on Share Buy Backs” set out below.

For the purpose of the proposed 2003 Mandate, the Maximum Price is,

(i)	if the market purchase is effected on the SGX-ST, the price per Share based on twenty (20) per cent above the highest price at which a board lot of the Shares was transacted on the SGX-ST;

(ii)	if the market purchase is effected on NASDAQ, the price per Share based on twenty (20) per cent above the highest price at which a Share was transacted on NASDAQ,

in the case of market purchases, on the trading day immediately preceding the date of market purchase by the Company and in the case of off-market purchases, on the trading day immediately preceding the date the Company makes an announcement of an offer under the Equal Access Scheme (details of which are set out below).

The 2003 Mandate shall, unless revoked or varied by the Company in general meeting, continue in force until the date that the next annual general meeting of the Company is held or is required by law to be held, whichever is the earlier.

Appendix 2 of the Singapore Code on Takeovers and Mergers

Pursuant to Appendix 2 of the Singapore Code on Takeovers and Mergers (“Takeover Code”), any resulting increase in the percentage of voting rights held by a shareholder and persons acting in concert with him from a Share buy back by the Company will be treated as an acquisition for the purpose of Rule 14 of the Takeover Code. Consequently, a Director and persons acting in concert (as such term is defined in the Takeover Code) with him could, depending on the level of increase in his or their interest in the Company, become obliged to make an offer under Rule 14 of the Takeover Code as a result of the Company’s buy back of Shares.

Exemption under Appendix 2 for Mr Sim Wong Hoo and parties acting in concert with him

Mr Sim Wong Hoo, the Chairman and Chief Executive Officer of the Company, who is also a Director, is as at 19 September 2003, being the latest practicable date prior to the printing of the Notice of AGM (“Latest Practicable Date”), the registered and beneficial owner of 25,984,602 Shares representing approximately 32.38% of the issued share capital of the Company as at the Latest Practicable Date.

For illustrative purposes, assuming that the 2003 Mandate is for the buy back of up to 8,025,920 Shares, if the power under the 2003 Mandate is exercised in full and the Company reduces its issued share capital (as at 19 September 2003) by 10% to 72,233,275 Shares, the interest of Mr Sim would increase by 3.59% to 35.97%

(based on the assumption that there is no change in the number of Shares held by him), as shown in the table below :-

Direct and deemed interest of Mr Sim Wong Hoo (%)
As at the Latest Practicable Date	After a buy back of 8,025,920 Shares under the 2003 Mandate[1]
32.38%	35.97%

In the event that Shareholders’ approval is obtained for the 2003 Mandate, Mr Sim would, unless exempted by the Securities Industry Council, become obligated to make a general offer under the Takeover Code if, as a result of the Company buying back Shares, his interest in the voting rights of the Company and that of parties acting in concert with him increases by more than 1% in any period of 6 months.

Accordingly, an application for the exemption of Mr Sim and parties acting in concert with him from the requirement to make a takeover offer in accordance with the Takeover Code (“Exemption”) was made to the Securities Industry Council in respect of the 2003 Mandate to be proposed. The Exemption was granted to Mr Sim and parties acting in concert with him on 9 September 2003. This Exemption is valid only for the duration of the 2003 Mandate.

The Exemption from the Securities Industry Council is subject to the following conditions:-

(i)	the Notice of AGM contains advice to the effect that by voting in favour of the resolution for the 2003 Mandate, Shareholders are waiving their rights to a general offer at the required price, from Mr Sim Wong Hoo and parties acting in concert with him should Mr Sim’s interest in the Company increase as a result of the Company buying back Shares pursuant to the 2003 Mandate by more than 1% in any period of 6 months; and information on their names and voting rights at the time of the resolution and after the proposed buy back are disclosed in the same Notice of AGM;

(ii)	the resolution for the 2003 Mandate is approved by a majority of those Shareholders present and voting at the meeting on a poll who could not become obliged to make an offer as a result of the Company buying back Shares;

(iii)	Mr Sim and parties acting in concert with him abstain from voting for and/or recommending Shareholders to vote in favour of the resolution for the 2003 Mandate; and

(iv)	Mr Sim and parties acting in concert with him not having acquired and not to acquire any Shares between the date on which they know that the announcement of the Share buy back proposal is imminent and the earlier of:

•	the date on which the 2003 Mandate expires;

•	the date on which the Company announces it has bought back such number of Shares as authorised by the 2003 Mandate or it has decided to cease buying back Shares, as the case may be,

if such acquisitions, taken together with the buy back, would cause their aggregate voting rights to increase by more than 1% in the preceding 6 months.

[1]	This is based on the assumption that Mr Sim will not sell his interest in the Company and that, save for the change in his interest resulting directly from the share repurchases by the Company, there is no other change in his interest in the voting rights of the Company for the duration of the 2003 Mandate.

If the Company ceases to buy back its Shares and the increase in the voting rights held by Mr Sim Wong Hoo and parties acting in concert with him as a result of the buy back of Shares at such time is less than 1%, Mr Sim may acquire further voting rights in the Company. However, any increase in the percentage voting rights held by Mr Sim and parties acting in concert with him as a result of the buy back will be taken into account together with any voting rights acquired after cessation in determining whether Mr Sim and parties acting in concert with him have increased their aggregate voting rights in the Company by more than 1% in any 6-month period.

The Exemption will expire at the earliest of:-

(i)	the date the 2003 Mandate lapses;

(ii)	when the Company has bought such number of Shares as authorised by the 2003 Mandate; or

(iii)	when the Company has decided to cease buying back Shares.

As at the Latest Practicable Date, there are no parties acting in concert with Mr Sim. Mr Sim has not purchased any Shares in the 6 months preceding the Latest Practicable Date.

If the Exemption had not been granted, and the Company buys Shares pursuant to the 2003 Mandate, the price at which Mr Sim would be under an obligation to make a takeover offer for all the Shares would be the higher of (a) the highest price paid by Mr Sim and parties acting in concert with him for the Shares (if any) or (b) the highest price paid by the Company for the Shares, in the 6 months preceding the date that the obligation to make a general offer arises.

Shares bought by the Company pursuant to the Existing Mandate

Pursuant to the Existing Mandate, the Company has not bought back any Shares for the period from 20 November 2002 to 19 September 2003.

Source of Funds

In buying back Shares, the Company may only apply funds legally available for such purchase in accordance with its Memorandum and Articles of Association, and the applicable laws in Singapore. The Company may not buy Shares on the Singapore Exchange Securities Trading Limited (“SGX-ST”) or NASDAQ for a consideration other than cash or for settlement otherwise than in accordance with the trading rules of the SGX-ST and NASDAQ respectively. The buy back of Shares by the Company may be made out of profits that are available for distribution as dividends but not from amounts standing in the Company’s share premium account and capital redemption reserve.

Financial Impact

Shares bought by the Company will be immediately cancelled. The buying back of Shares would therefore reduce the issued share capital of the Company by the nominal value of the Shares bought and the distributable profits of the Company will be reduced by the aggregate purchase price paid by the Company for the Shares.

The net tangible assets of the Company and the consolidated net tangible assets of the Group will be reduced by the dollar value of the Shares bought.

The buy back of Shares pursuant to the 2003 Mandate will not have any material impact on the consolidated earnings of the Company.

The Directors do not propose to exercise the 2003 Mandate to such an extent as would have a material adverse effect on the working capital requirements of the Company or the gearing levels which, in the opinion of the Directors, are from time to time appropriate for the Company.

Waiver

Shareholders should note that by voting in favour of the 2003 Mandate, they are waiving their rights to a general offer from Mr Sim Wong Hoo, in cash or accompanied by a cash alternative at the higher of (a) the highest price paid by Mr Sim and parties acting in concert with him for the Shares (if any) or (b) the highest price paid by the Company for the Shares, in the 6 months preceding the date that the obligation to make a general offer arises.

The Directors are not aware of any other Shareholder or group of Shareholders acting in concert (whether with Mr Sim Wong Hoo or parties acting in concert with him) who may become obligated to make a mandatory offer in the event that the Board exercises the power to buy back Shares pursuant to the 2003 Mandate.

Appendix 2 of the Takeover Code requires that the resolution to authorise the 2003 Mandate be approved by a majority of those Shareholders present and voting at the meeting on a poll who could not become obliged to make an offer under the Takeover Code as a result of the Share buy back. Accordingly, Ordinary Resolution 9 relating to the 2003 Mandate set out in the Notice of AGM is proposed to be taken on a poll and Mr Sim Wong Hoo shall abstain from voting on such Ordinary Resolution.

GUIDELINES ON SHARE BUY BACKS

1.	SHAREHOLDERS’ APPROVAL

(a)	The purchase of Shares by the Company must be approved in advance by the Shareholders at a general meeting of the Company, by way of a general mandate.

(b)	A general mandate authorising the purchase of Shares by the Company will expire on the earlier of:-

(i)	the conclusion of the next annual general meeting of the Company;

(ii)	the expiration of the period within which the next annual general meeting of the Company is required to be held; or

(iii)	the time when such mandate is revoked or varied by an ordinary resolution of the Shareholders of the Company in general meeting.

(c)	The authority conferred on the Directors by the 2003 Mandate to purchase Shares may be renewed at the next annual general meeting of the Company.

2.	FUNDING OF SHARE PURCHASES

(a)	In purchasing Shares, the Company may only apply funds legally available for such purchase in accordance with its Memorandum and Articles of Association, and the applicable laws in Singapore.

(b)	The Company may not purchase its Shares on the SGX-ST or NASDAQ for a consideration other than cash or for settlement otherwise than in accordance with the trading rules of the SGX-ST and NASDAQ respectively.

(c)	Any purchases of Shares by the Company may be made out of profits that are available for distribution as dividends but not from amounts standing in the Company’s share premium account and capital redemption reserve.

3.	TRADING RESTRICTIONS

(a)	The number of Shares which can be purchased pursuant to the 2003 Mandate is such number of Shares which represents up to a maximum of ten (10) per cent of the issued share capital of the Company as at the date of the AGM.

(b)	Based on the issued and paid-up share capital of the Company as at the Latest Practicable Date, an exercise in full of such mandate would result in the purchase of up to approximately 8,025,920 Shares.

4.	PRICE RESTRICTIONS

The purchase by the Company for the Shares shall be at the price of up to but not exceeding the Maximum Price.

5.	STATUS OF SHARES PURCHASED BY THE COMPANY

The listing of all Shares purchased by the Company (whether on the SGX-ST or otherwise) will be automatically cancelled and the related certificates for those Shares must be cancelled and destroyed. Under Singapore law, the Shares bought back by the Company will be treated as immediately cancelled and the issued share capital of the Company will be diminished by the nominal value of those Shares accordingly.

6.	REPORTING REQUIREMENTS

(a)	Within thirty (30) days of the passing of a Shareholders’ resolution to approve purchases of Shares by the Company, the Company must lodge a copy of such resolution with the Registrar of Companies and Businesses.

(b)	The Company must notify in the prescribed form, the Registrar of Companies and Businesses within thirty (30) days of a purchase of Shares on the SGX-ST or otherwise. Such notification shall include details of the date of the purchase, the total number and nominal value of Shares purchased by the Company, the Company’s issued share capital as at the date of the Shareholders’ resolution approving the purchase, the Company’s issued share capital after the purchase and the amount of consideration paid by the Company for the purchase.

(c)	A buy back of Shares of more than 5% of the Company’s outstanding Shares (calculated on a cumulative basis from the last NASDAQ filing) must be reported to NASDAQ within 10 days of the buy back by the Company (whether on the SGX-ST or NASDAQ).

(d)	In its quarterly and annual reports on Forms 20-F and 6-K in the United States, the Company intends to report on the existence of the Shares buy back programme, the size of the programme, the number of Shares purchased pursuant to such Shares buy back programme and the aggregate consideration paid to purchase the Shares.

7.	INTERESTED PERSONS

The Company is prohibited from knowingly buying Shares on the SGX-ST from an interested person, that is, a Director, the chief executive of the Company or Substantial Shareholder of the Company or any of their associates (as defined in the SGX-ST Listing Manual), and an interested person is prohibited from knowingly selling his Shares to the Company.

8.	SUSPENSION OF BUY BACKS

Share purchases are prohibited after a price sensitive development has occurred or has been the subject of a decision until such time as the price sensitive information has been publicly announced.

EQUAL ACCESS SCHEME

1.	NAME OF THE SCHEME

This scheme shall be called the “Equal Access Scheme”.

2.	OBJECT OF THE SCHEME

The purpose of the Equal Access Scheme is to allow the Company to buy Shares from all its Shareholders in compliance with Section 76C of the Companies Act, Chapter 50 (the “Act”).

3.	DURATION OF THE SCHEME

This Equal Access Scheme shall commence from the date that the 2003 Mandate is obtained and shall last until the date of the expiration of the 2003 Mandate.

4.	OFFER

An offer by the Company to buy Shares from Shareholders pursuant to this Equal Access Scheme (“Offer”) must be made to all Shareholders. Every Offer is subject to the terms and conditions set out herein and to any other terms and conditions as may be stipulated in the Offer Provided Always that all such terms and conditions shall comply with the relevant provisions in the Act.

5.	OFFER DOCUMENT

The Offer must be made in a document to the Shareholders (“Offer Document”) which must contain the following information:-

(a)	all the terms and conditions which may be applicable to the Offer including any stipulated terms and conditions herein;

(b)	the periods and procedures for the acceptance by the Shareholders; and

(c)	details of all Share purchases by the Company in the previous 12 months including the total number of Shares purchased, the purchase price per Share or the highest and lowest prices paid for the purchases, where relevant, and the total consideration paid for the purchases.

6.	LIMITATION ON NUMBER OF SHARES TO BE BOUGHT

The total number of Shares which the Company may offer to purchase from its Shareholders during the duration of this Equal Access Scheme shall not, after aggregation with the number of Shares bought via market purchases pursuant to the 2003 Mandate, exceed ten (10) per cent of the issued share capital of the Company as at the date of the AGM.

7.	NUMBER OF SHARES IN AN OFFER

The Offer to each Shareholder must be to purchase the number of Shares equal to the shareholding percentage of such Shareholder in the Company as at the date of the Offer, such number to be stipulated in the Offer to the Shareholders.

8.	MAXIMUM PRICE

The purchase of Shares by the Company shall be at the price of up to but not exceeding the Maximum Price.

9.	TERMS AND CONDITIONS

The terms and conditions set out herein shall apply to all Offers. All terms and conditions which may be stipulated in the Offer Document shall, except as otherwise permitted by the Act, be the same for all Offers.

(Incorporated in the Republic of Singapore)

PROXY FORM FOR THE ANNUAL GENERAL MEETING

I/We                                                                                                                                                                                                              being a member/ members of the above-mentioned Company hereby appoint                                                                                                                                                                                                                                                                                                              of                                                                                                                                                                                                  or failing him,                                                                                                                                                                                                                       of                                                                                                                                                                                                  or failing him, the Chairman of the meeting as my/ our proxy to vote on my/ our behalf at the Annual General Meeting of the Company to be held on 26 November 2003 and at any adjournment thereof.

I/ We direct that my/ our proxy to vote in the following manner:-

RESOLUTIONS	FOR*	AGAINST*	ABSTAIN*
Resolution 1
To receive and adopt the Company’s Financial Statements, including the Directors’ Report, Audited Accounts and Auditors’ Report for the fiscal year ended 30 June 2003

Resolution 2
To re-elect Mr. Lee Kheng Nam as Director

Resolution 3
To approve Directors’ fees of S$120,000

Resolution 4
To approve the reappointment of PricewaterhouseCoopers as the Company’s independent public accountants for the fiscal year ending 30 June 2004 and to authorise the Directors to fix their remuneration

Resolution 5
To approve the Ordinary Dividend of US$0.25 per Ordinary Share

Resolution 6
To approve the issuance of new Ordinary Shares of up to 25% of the issued share capital for the time being from the 2003 AGM Date to the 2004 AGM Date pursuant to Section 161 of the Companies Act

Resolution 7
To approve issuance of new Ordinary Shares upon exercise of employee share options granted or to be granted under the Creative Technology (1999) Share Option Scheme from the 2003 AGM Date to the 2004 AGM Date pursuant to Section 161 of the Companies Act

Resolution 8
To approve issuance of new Ordinary Shares pursuant to the 1999 Employee Share Purchase Plan from the 2003 AGM Date to the 2004 AGM Date pursuant to Section 161 of the Companies Act

Resolution 9
To approve the buy back of Ordinary Shares of the Company

*	Please indicate with an “X” in the appropriate box how you wish your proxy to vote.

Dated this              day of              2003.

Number of shares held

Signature(s) of Members / or Common Seal

IMPORTANT: Please read the notes overleaf

Notes :

1.	Please insert the total number of Shares registered in your name. If the number of Shares is not inserted, this proxy form will be deemed to relate to the entire number of Shares registered in your name. If you have Shares entered against your name in the Depository Register (as defined in Section 130A of the Companies Act), you should insert that number of Shares. If you have Shares registered in your name in the Register of Members, you should insert that number of Shares. If you have Shares entered against your name in both the Depository Register and in the Register of Members, you should insert the total number of your Shares held in these Registers. If no number is inserted, the proxy form will be deemed to relate to all the Shares held by you.

2.	A member entitled to attend and vote at a meeting of the Company is entitled to appoint one or two proxies to attend and vote instead of him.

3.	When a member appoints more than one proxy, the appointments shall be invalid unless he specifies the proportion of his holding (expressed as a percentage of the whole) to be represented by each proxy.

4.	An instrument appointing a proxy must be deposited at the registered office of the Company at 31 International Business Park, Creative Resource, Singapore 609921, not less than 48 hours before the time set for the Annual General Meeting or any postponement or adjournment thereof.

5.	The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing, or if such appointor is a corporation under its common seal or under the hand of its officer or attorney, both duly authorised in writing. The Company shall be entitled to reject the instrument appointing a proxy or proxies if it is incomplete, improperly completed or illegible or where the true intentions of the appointor are not ascertainable from the instructions of the appointor specified in the instrument appointing a proxy or proxies. In addition, in the case of members whose Shares are entered against their names in the Depository Register, the Company may reject any instrument appointing a proxy or proxies lodged if such members are not shown to have Shares entered against their names in the Depository Register as at 48 hours before the time appointed for holding the Annual General Meeting as certified by The Central Depository (Pte) Limited to the Company.

6.	A corporation which is a member may authorise by resolution of its directors or other governing body such person as it thinks fit to act as its representative at the Annual General Meeting, in accordance with Section 179 of the Companies Act.

7.	Please indicate with an “X” in the appropriate box how you wish your proxy to vote. If this form is returned without any indication as to how your proxy shall vote, he may vote or abstain from voting as he thinks fit.

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